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                                  EXHIBIT 99.1

          GEON, OXYCHEM SIGN DEFINITIVE AGREEMENT TO FORM JOINT VENTURE

Cleveland, Ohio - December 22, 1998 -- The Geon Company (NYSE: GON) today announced that it has signed a definitive agreement with Occidental Chemical Corporation (OxyChem), a subsidiary of Occidental Petroleum Corporation (NYSE:
OXY), to implement their proposed joint ventures and to transfer certain businesses to Geon. Also today, Geon's Board of Directors approved the transactions.

The two companies previously announced that they had signed a letter of intent to create a polyvinyl chloride (PVC) resin and vinyl chloride monomer (VCM) joint venture owned 24 percent by Geon and 76 percent by OxyChem. The joint venture, which will be known as Oxy Vinyls, LP (Oxy Vinyls), will combine Geon's PVC mass/suspension resin and VCM assets with OxyChem's PVC mass/suspension resin and VCM assets and related chlor-alkali facilities. This joint venture would have had 1997 revenues exceeding $1.2 billion.

The definitive agreement specifies that Geon will acquire OxyChem's PVC compounding and film businesses in Burlington, New Jersey, and OxyChem's pellet compounding business in Pasadena, Texas. The agreement also creates a second joint venture owned 90 percent by Geon, involving OxyChem's new powder compounding plant in Pasadena and Geon's powder compounding plant in Plaquemine, Louisiana. This joint venture will be devoted solely to powder or dry-blend compounds.

The next steps in formation of the joint ventures are approval by Geon shareholders, approval by the Board of Directors of Occidental Petroleum Corporation as well as completion of review by government regulatory agencies. Geon anticipates receiving all necessary approvals and closing the transactions by the end of the first quarter of 1999.

"This is an important strategic step in our transformation of The Geon Company into a business based on performance polymers and services," said William F. Patient, chairman and chief executive officer. "We will have the structure and added financial strength to pursue growth strategies for our value-added businesses, compounding and specialty resins, which are the core of the `new' Geon. With a history of earnings growth, these businesses will deliver enhanced near- and long-term shareholder value," Patient added.

Geon will contribute to the resin joint venture its five suspension/mass PVC resin plants, its VCM plant, ethylene contracts, chlorine supply contracts from its joint venture with Olin Corporation and its contracts for hydrogen chloride with Bayer Corporation and Dow Chemical.

OxyChem will contribute its PVC resin plant, its VCM plant, its ownership interest in the OxyMar VCM joint venture, its Houston chlor-alkali complex, two co-generation facilities and certain rights and obligations under an OxyChem ethylene supply contract.

Geon and the Oxy Vinyls joint venture have agreed to enter into long-term resin and VCM supply agreements for Geon's compounding and specialty resin operations.

The Oxy Vinyls joint venture has targeted $80 million in annual cost savings, including energy, logistics, product line consolidation and purchasing. That amount represents savings of about $0.02 per pound of PVC produced by the joint venture company.

Geon will realize $110 million through the retention of current assets and receipt of cash from Oxy Vinyls. The Oxy Vinyls joint venture will assume approximately $185 million in lease


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obligations from Geon. The acquisition of OxyChem's compounding and film businesses is expected to contribute nearly $200 million to Geon's annual revenues, which will total approximately $1.2 billion in 1999.

The Geon Company is a leading North American-based polymer technology and service company with operations in PVC compounds and other value-added products and services, as well as in PVC resins. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries currently employ more than 2,400 people and have 24 manufacturing plants in the United States, Canada, England and Australia, and joint ventures in the United States, Europe, Australia and Southeast Asia. Geon recorded revenues of $1.25 billion for the year ended December 31, 1997. Information on the Company's products and services, as well as news releases, EDGAR filings, Form 10-K, 10-Q, etc. are available on the Internet at http://www.geon.com.